EXHIBIT 10.1

Dated July 1, 2005

MSX INTERNATIONAL LIMITED

ARRK TECHNICAL SERVICES LIMITED

MSX INTERNATIONAL INC

and

ARRK PRODUCT DEVELOPMENT GROUP LIMITED

BUSINESS SALE AGREEMENT

relating to the sale and purchase of the
Engineering and Technical Staffing Services Businesses of
MSX International Limited

Linklaters Oppenhoff & Rädler

Mainzer Landstraße 16
D-60325 Frankfurt am Main

Telefon (49-69) 71 003 0
Telefax (49-69) 71 003 333

BUSINESS SALE AGREEMENT

This Agreement is made on	2005 between:

(1)	MSX International Limited a company incorporated in England and Wales with company number 01949542 whose registered office is at Lexden House, London Road, Colchester, Essex, CO3 4DB (the “Seller”);

(2)
ARRK Technical Services Limited  a company incorporated in England and Wales with company number 5372267 whose registered office is at Hill House, 1 Little New Street, London EC4A 3TR (the “Purchaser”);

(3)	MSX International, Inc. whose registered address is at 1209 Orange Street, Wilmington, New Castle County, Delaware 19801 (“MSX”); and

(4)
ARRK Product Development Group Limited  a company incorporated in England and Wales with company number 02306533 whose registered office is at Hill House, 1 Little New Street, London, EC4A 3TR (“ARRK”).

Whereas:

(A)
The Seller operates amongst other divisions a UK automotive engineering design and consultancy division (the “Engineering Business”) and a UK human capital sourcing and recruitment business (the “HR Business”) (together, the “Businesses”).

(B)
The Seller has agreed to sell the Businesses as carried on by it at the Effective Time (including the Business Assets) as going concerns and to assume the obligations imposed on the Seller under this Agreement.

(C)	The Purchaser has agreed to purchase the Businesses at the Effective Time (including the Business Assets) as going concerns and to assume the obligations imposed on the Purchaser under this Agreement.

(D)
MSX has agreed to guarantee the due performance of the obligations of the Seller under this Agreement and ARRK has agreed to guarantee the due performance of the obligations of the Purchaser under this Agreement.

It is agreed as follows:

1	Interpretation

In this Agreement, unless the context otherwise requires, the provisions in this Clause 1 apply:

1.1	Definitions

“Accounts” means the accounting information in the agreed terms comprising the unaudited balance sheets of the Businesses as at the Accounts Date.

“Accounts Date” means 30 April 2005.

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“Assumed Liabilities” has the meaning as set out in Clause 2.7.1.

“Budgeted Sales” means sales in a budgeted amount of £1,307,000.

“Businesses” has the meaning as set out in Recital (A).

“Business Assets” means all the assets, property, rights, contracts, goodwill and undertaking exclusively owned or used in relation to the Businesses but excluding the Excluded Assets and the Excluded Contracts.

“Business Day” means a day on which banks are open for the transaction of normal banking business in the City of London.

“Business Intellectual Property” means all rights and interest held by the Seller in Intellectual Property (including but without limitation Know-how) (whether as owner, licensee or otherwise) which at or in the two years immediately before Closing is used exclusively in relation to the Businesses, including, without limitation, the Intellectual Property, details of which are set out in Annex 3.

“C&A” means Collins & Aikman GmbH.

“C&A Contracts” means the purchase orders for the provision of engineering services and the framework agreement in relation to the making available of certain facilities and rental equipment, all as entered into between C&A and the Seller.

“C&A Invoices” means invoices and work in progress totalling £685,449 in respect of the amounts owed by C&A to the Seller under the C&A Contract at the Effective Time including, in relation to the invoices issued before the Effective Time and those invoices listed in Annex 10, and “C&A Invoice” means any one of them.

“C&A Margin” means the sum of £148,941, being the amount of profit margin expected to be received by the Purchaser under the C&A Contract in respect of work carried out up to 31 December 2005.

“Claiming Party” has the meaning as set out in Clause 2.8.9.

“Closing” has the meaning as set out in Clause 4.1.

“Competent Authority” means any competent and legal authority from time to time having jurisdiction to exercise a regulatory role under, or for the purposes of, any Environmental Law, including (without limitation) all courts, tribunals and other judicial or quasi-judicial bodies.

“Competition Law” means the national and directly effective legislation of any jurisdiction which governs the conduct of persons in relation to restrictive or other anti-competitive agreements or practices (including, but not limited to, cartels, price fixing, resale price maintenance, market or customer sharing, bid rigging and other anti-competitive terms of trading, purchase or supply and joint ventures), dominant or monopoly market positions (whether held individually or collectively) and the control of acquisitions or mergers.

“Confidential Information” means all information relating to the subject matter or provisions of this Agreement (including but without limitation details of the Closing Amount and the Purchase Price) and all confidential information of a commercial, technical, financial or other nature which is exclusively used in or required to be used in or in connection with the Businesses (including the Business Assets) including but without limitation the sale or marketing of products or services including: customer names and lists and other details of customers, sales targets, sales statistics, market share statistics, prices, costs, market research reports and surveys, advertising or other

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promotional materials; and all relevant financial information relating to the sale or marketing functions of the Businesses.

“Contracts” means all contracts, undertakings, arrangements and agreements whether set out in writing or not entered into prior to the date of this Agreement by or on behalf of the Seller exclusively in relation to the Businesses, to the extent that at the Effective Time the same remain to be completed or performed, including, without prejudice to the generality of the foregoing, the contracts detailed in Annex 1, but excluding:

(i)	employment and other agreements with Relevant Employees;

(ii)	contracts of insurance relating to the Businesses; and

(iii)	the Excluded Contracts.

Contract Worker  means any individual who is not an employee of the Seller or any member of the Seller’s Group and who is a worker, a consultant or an individual who otherwise provides his or her services to or in respect of the Business whether via a personal services company or otherwise.

“Data Room Documents” means the data room documents made available to the Purchaser by the Seller in the data room at the offices of Linklaters at One Silk Street, London, EC2Y 8HQ.

“Disclosed Pension Arrangements” means the Sellers Group Personal Pension Plan (under which the Seller makes pension contributions of 10-13% of gross basic salary (GBS) for directors, 6-8% of GBS for managers, and 3-6% of GBS for Grade C, 10% of GBS for Grade D, 5% of GBS for Grade E, and 3% of GBS for Grade F Relevant Employees), and fully insured life assurance benefits (paying up to 4 times GBS on the death of a Relevant Employee) and permanent health insurance benefits (paying 75% of Members’ Assurable Earnings (as defined in the relevant insurance policy) per annum on insured events befalling a Relevant Employee).

“Disclosure Letter” means the disclosure letter dated on the same date as this Agreement from the Seller to the Purchaser.

“Draft Net Asset Statement” has the meaning given to it in Clause 5.1.

“Effective Time” means the close of business on the date of this Agreement.

“Employment Agencies” means an employment agency which is regulated by the Conduct of Employment Agencies and Business Regulations 2003.

“Encumbrance” means any encumbrance or security interest whatsoever including, without limitation, any charge, mortgage, floating charge, pledge, hypothec, assignment, lien, burden, right of pre-emption, option, right to acquire, conversion right, third party right, interest and claim, right of set-off, right of counterclaim, title retention, conditional sale arrangement, trust arrangement and any other preferential right, agreement or arrangement having similar effect.

“Engineering Business” has the meaning as set out in Recital (A).

“Environment” means all or any of the following media namely air (including air within buildings and air within other natural or man-made structures above or below ground), water (including water under or within land or in pipes, drains or sewers) and land and soil (including buildings and structures thereon) and any living organisms (including man) or ecological systems supported by any one or more of such media.

“Environmental Law” means:

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(i)	all applicable laws, regulations, directives, statutes, subordinate legislation, rules of common law and generally all international EU, national and local laws; and

(ii)	all final and binding judgments, orders, instructions, directions, by-laws, statutory guidance notices, decisions, codes of practice and other lawful statements of any Competent Authority,

applying from time to time to the Businesses and having force of law up to and including Closing, whose purpose is: (a) to prevent pollution of or to protect the Environment; or (b) to regulate emissions, discharges, releases or escapes into the Environment of Hazardous Materials; or (c) to regulate the production, processing, treatment, storage, transport or disposal of Hazardous Materials, or (d) to regulate or protect human health and safety in relation to the workplace, but excluding any law relating to planning or zoning matters.

“Escrow Account 1” means:

Barclays Bank plc- London Corporate Banking

Bignalls Clients Account - Account Number 70167282

Escrow Account Name: Bignalls Solicitors as Stakeholders Clients Account re MSX and AARK Escrow Account 1
Escrow Account Number: 20331988
IBAN GB77 BARC 2036 4770 1672 82
Swift Code: BARCGB22L
Sort code 20-36-47

“Escrow Account 2” means:

Barclays Bank plc

Bignalls Clients Account - Account Number 70167282

Escrow Account Name: Bignalls Solicitors as Stakeholders Clients Account re MSX and AARK
Escrow Account 2
Escrow Account Number: 30235385
IBAN GB77 BARC 2036 4770 1672 82
Swift Code: BARCGB22L
Sort code 20-36-47

“Escrow Agent” means Bignalls, Solicitors of Fifth Floor, 9/10 Market Place, London W1W 8AQ.

“Escrow Amount 1” means the sum of £685,449 to be placed into the Escrow Account 1 and released to the Seller and the Purchaser in accordance with the provisions of Clause 5.4.

“Escrow Amount 2” means the sum of £148,941to be placed into the Escrow Account 2 and released to the Seller and the Purchaser in accordance with the provisions of Clause 5.4.

“Escrow Period” means the period from the Effective Time to 3 July 2006.

“Escrow Amount 1 Instruction Letter” means the letter in the agreed terms from the Purchaser and the Seller to the Escrow Agent.

“Escrow Amount 2 Instruction Letter” means the letter in the agreed terms from the Purchaser and the Seller to the Escrow Agent.

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“Event” means any event, act, omission, default, occurrence, circumstance, transaction, dealing or arrangement of any kind whatsoever, including but without limitation Closing, the death of any person or the winding up or dissolution of any entity.

“Excluded Assets” has the meaning as set out in Clause 2.3.

“Excluded Contracts” means the excluded contracts detailed in Annex 7.

“Excluded Liabilities” has the meaning as set out in Clause 2.7.2.

“Goodwill” means the goodwill of the Seller in relation to the Businesses as at the date of this Agreement together with (subject to the terms of this Agreement) the exclusive right for the Purchaser to represent itself as carrying on the Businesses in succession to the Seller.

“Hazardous Materials” has the meaning as set out in paragraph 18 of Annex 13.

“HR Business” has the meaning as set out in Recital (A).

“Intellectual Property” means trade marks, service marks, trade names, domain names, logos, patents, inventions, registered and unregistered design rights, copyrights and all other similar rights in any part of the world (including know-how) including, where such rights are obtained or enhanced by registration, any registration of such rights and applications and rights to apply for such registrations.

“Know-how” means confidential industrial and commercial information and techniques in any form owned by the Seller and used or is now intended to be used exclusively in connection with the Businesses, including (without limitation) drawings, formulae, test results, reports, project reports and testing procedures, instruction and training manuals, tables of operating conditions, lists and particulars of customers and suppliers.

“Leasehold Properties” means the leasehold properties used by the Businesses and detailed in Annex 2 Part 1.

“Losses” means all losses, liabilities, costs (including without limitation reasonable legal costs and reasonable experts’ and consultants’ fees), charges, expenses, actions, proceedings, claims and demands.

“Name Licence Agreement” means a licence in the agreed terms under which the Seller grants to the Purchaser the right to use the trade mark “MSX International” as a trading name on a royalty-free basis for a minimum period of six months from the date of this Agreement in relation to the Businesses.

“Net Asset Adjustment” means the amount of any adjustment to the Purchase Price calculated in accordance with the provisions of Clause 5.3.

“Net Asset Statement” means in respect of Closing, the statement to be prepared by the Seller and to be agreed or determined in accordance with Clause 5 and Annex 8.

“Net Assets” means the aggregate amount of the net assets of the Businesses as set out in the Net Asset Statement.

“Notice” has the meaning as set out in Clause 20.6.1.

“Order” has the meaning as set out in Clause 3.5.

“Petronas Contract” means the agreement entered into between Petronas Technical Services Sdn. Bhd., Brumby Corporation Limited and MSX International Limited dated 20 December 2002 (as subsequently amended by a side letter dated 22 December 2004).

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“Plant and Machinery” means all the fixed and loose plant, equipment, machinery, tools, fixtures and fittings, furniture, trade utensils and other chattels owned or used by the Seller exclusively in connection with the Businesses (including, but without limitation, the Business Assets) at the Effective Time whether or not physically located at the Leasehold Properties (excluding any items which are part of the Excluded Assets) but including (without limitation) those which are set out in Annex 4.

“Purchase Price” has the meaning as set out in Clause 3.1.

“Receivables” means all book and other debts owed to the Seller arising out of or in connection with the operations of the Businesses (including the right to receive payment for goods and/or services rendered but not invoiced), but excluding;

(i)	debts owed to the Seller by any employee who is not a Relevant Employee;

(ii)	debts owed to the Seller by any relevant Tax Authority in respect of Taxation;

(iii)	debts owed to the Seller in respect of any contract of insurance;

(iv)	any item which falls to be treated as part of the cash in hand or at the Bank of the Businesses and held by or on behalf of the Seller at the Effective Time in relation to the Businesses; and

(v)	debts owed to the Sellers in relation to any Excluded Asset.

“Relevant Employees” means the employees whose names are listed in Annex 9.

“Reporting Accountants” means Deloitte & Touche or, if that firm is unable or unwilling to act in any matter referred to them under this Agreement, a firm of Chartered Accountants to be agreed by the Seller and the Purchaser within five Business Days of a notice by one to the other requiring such agreement or failing such agreement to be nominated on the application of either of them by or on behalf of the President for the time being of the Institute of Chartered Accountants in England and Wales.

“Restricted Employee” means any person who at, or at any time during 12 months immediately preceding, the date of this Agreement either of the Businesses is or was an employee or consultant and who during that period is or was acting at management grade or in a senior capacity or is or was in possession of Confidential Information.

“Retained Business” means the business of developing and implementing integrated business solutions, with client-directed payment mechanisms, for manufacturers, component suppliers and dealers in the automotive and related industries, and relating to aftermarket issues in the areas of product quality and concern identification, warranty cost reduction, customer satisfaction and loyalty as well as dealer efficiency and profitability improvement.

“Sellers Account” means:

JPMorgan Chase Bank. Chaseside, Bournemouth. BH7 7DB

Account Name: MSX International Ltd - European Corp. Serv. Account Number: 77052102 IBAN: GB43 CHAS 6092 4277 0521 02 Swift Code: CHASGB2L Sort Code: 60-92-42.

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“Sellers Group” means the Seller and its subsidiaries (as such term is defined in the Companies Act 1985) and all associated companies from time to time.

“Seller’s Solicitors” means Linklaters of One Silk Street, London, EC2Y 8HQ.

“Shared Services Agreement” means the transitional services agreement in the form as attached under Annex 12.

“Software Licences” means the licences relating to the use of various software products and systems listed in Annex 1.

“Taxation” or “Tax” means all forms of taxation whether direct or indirect and whether levied by reference to income, profits, gains, net wealth, asset values, turnover, added value or other reference and statutory, governmental, state, provincial, local governmental or municipal impositions, duties, contributions, rates and levies (including without limitation social security contributions and any other payroll taxes), whenever and wherever imposed (whether imposed by way of a withholding or deduction for or on account of tax or otherwise) and in respect of any person and all penalties, charges, costs and interest relating thereto.

“Tax Authority” means any taxing or other authority competent to impose any liability in respect of Taxation or responsible for the administration and/or collection of Taxation or enforcement of any law in relation to Taxation.

“Third Party Claim” has the meaning as set out in Clause 10.

“Third Party Consents” means all consents, licences, approvals, permits, authorisations or waivers required from third parties for the novation, assignment or transfer to the Purchaser of any of the Contracts and “Third Party Consent” means any one of them.

“Transfer Regulations” means the Transfer of Undertakings (Protection of Employment) Regulations 1981.

“Undisclosed Employee” means an individual (who is not a Relevant Employee) whose contract of employment is claimed or deemed to have effect after the Effective Date (or would have had effect had such employment not been terminated) as if originally made between the Purchaser and that individual, as a result of the application of the Transfer Regulations to the sale and purchase of the Business, or any judicial decision interpreting the same.

“VAT” means within the European Union such tax as may be levied in accordance with (but subject to derogations from) the Directive 77/388/EEC.

“VATA” means Value Added Tax Act 1994.

“Warranties” has the meaning as set out in Clause 6.1.

1.2	Interpretation Act 1978

The Interpretation Act 1978 shall apply to this Agreement in the same way as it applies to an enactment.

1.3	Agreed Term Documents

A document in the “agreed terms” is a reference to that document in the form approved and for the purposes of identification signed by or on behalf of the Seller and the Purchaser including those listed in Annex 12 subject to such amendments as may subsequently be agreed to in writing by each party.

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2	Sale of the Businesses

2.1
On the terms set out in this Agreement, the Seller hereby agrees to sell to the Purchaser, which relying on the Warranties agrees to purchase with effect from the Effective Time, the Businesses (including but without limitation the Business Assets) as going concerns with full title guarantee.

2.2	The Business Assets to be sold and purchased pursuant to this Agreement shall include (but not be limited to):

2.2.1	the Leasehold Properties (on the terms set out in Annex 2 Part 2);

2.2.2	the Business Intellectual Property owned or licensed to the Seller (subject to the terms set out in Clause 12 in respect of Software Licences);

2.2.3	the rights of the Seller arising under the Contracts (subject to the terms set out in Clause 12);

2.2.4	the Receivables;

2.2.5	the Goodwill;

2.2.6	the Plant and Machinery.

2.3	The following assets (the “Excluded Assets”) shall be explicitly excluded from the sale and purchase under this Agreement:

2.3.1	any cash in hand or at the bank of the Businesses at the Effective Time;

2.3.2	the benefit of any claim under an insurance policy;

2.3.3	the corporate and trading names “MSX” and “MSX International” and all intellectual property in such corporation and trading names;

2.3.4	any property, rights or assets used by the Seller in connection with or otherwise relating to the Retained Business including, without limitation, those property, rights or assets detailed in Annex 6;

2.3.5	the rights and obligations of the Seller arising under the Excluded Contracts; and

2.3.6	debts due from any relevant Tax Authority in respect of Taxation.

2.4
If, within six months following the date of this Agreement, it becomes apparent to the Purchaser or the Seller (acting reasonably and in good faith and with due regard to the Businesses as conducted by the Seller prior to the Effective Time) that the Seller owns or retains in its possession any asset which was used exclusively in the Businesses as conducted prior to the Effective Time (but excluding the Excluded Assets and the Excluded Contracts), then such party shall promptly notify the other in writing and, provided such notification is sent within such six month period, the Seller shall use all reasonable endeavours to assign, transfer or novate (as appropriate) the ownership of and deliver the asset to the Purchaser (for no consideration with each party bearing its own costs and otherwise on such terms as the Purchaser and the Seller, acting reasonably, agree) within a reasonable time following a written request from the Purchaser to do so.

2.5
If, within six months following the date of this Agreement, it becomes apparent to the Purchaser or the Seller (acting reasonably and in good faith and with due regard to the Businesses as conducted by the Seller prior to the Effective Time) that the Seller has transferred an asset (other than the Business Assets) which was not used exclusively in the Businesses as conducted prior to the Effective Time, then such party shall promptly notify the other in writing and, provided such

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notification is sent within such six month period, the Purchaser shall use all reasonable endeavours to assign, transfer or novate (as appropriate) the ownership of and deliver the asset to the Seller (for no consideration with each party bearing its own costs and otherwise on such terms as the Purchaser and the Seller, acting reasonably, agree) within a reasonable time following a written request from the Seller to do so.

2.6
If, within six months following the date of this Agreement, it becomes apparent to the Purchaser (acting reasonably and in good faith and with due regard to the Businesses as conducted by the Seller prior to the Effective Time) that the Seller owns or retains in its possession any asset which was used non-exclusively in the Businesses as conducted prior to the Effective Time, then the Purchaser shall promptly notify the Seller in writing and, provided:

2.6.1	such notification is sent within such six month period together with a request from the Purchaser to share such assets;

2.6.2	the use of such assets by the Businesses had not been fairly disclosed to the Purchaser prior to the Effective Date; and

2.6.3	it is reasonably practicable for the Seller to share the use of such assets with the Purchaser;

the Seller and the Purchaser shall share the use of such assets (on such terms as the Purchaser and the Seller, acting reasonably, agree).

2.7	Assumption of Liabilities

2.7.1
With effect from the Effective Time, the Purchaser hereby assumes all obligations and liabilities of the Seller which pertain to the Businesses and which exist on the Effective Time or arise thereafter from acts, omissions or circumstances prior to the Effective Time, unless expressly excluded from such assumption under this Agreement (the “Assumed Liabilities”).

2.7.2	The following obligations and liabilities of the Seller shall be specifically excluded from the assumption of liabilities by the Purchaser pursuant to Clause 2.7.1 (the “Excluded Liabilities”):

(i)
any liability in respect of any moneys borrowed or indebtedness in the nature of borrowings incurred by the Seller in relation to the Businesses or any security, guarantee, comfort or other financial accommodation in respect of such money or indebtedness;

(ii)
any liability in respect of Taxes arising for Taxation purposes in respect of any Event occurring on or prior to the Effective Time, but not property transfer Taxes arising on or after the Effective Time;

(iii)	any liability to the extent it relates to an Excluded Asset;

(iv)	any liability to remove the bridge at first floor level linking the workshop studio and office premises at Pipps Hill Business Park with the adjoining office premises of the Seller arising from:

(a)	clause 3.37 of the Lease dated 12 April 2000 made between The Prudential Assurance Company Limited (1) MSX International Limited (2) and MSX International Inc (3);

(b)	clause 12 of the Licence to Assign and Sublet Part dated 5 August 2004 made between HIPS (Trustees) Limited (1) Essex

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Motors Limited (2) MSX International Limited (3) and MSX International Inc (4).

2.7.3
The Purchaser shall indemnify and keep indemnified the Seller against all Losses suffered or incurred by the Seller in connection with the Assumed Liabilities including any liability of the Seller arising from the conduct of the Businesses after the date of this Agreement.

2.7.4	The Seller shall indemnify and keep indemnified the Purchaser against all Losses suffered or incurred by the Purchaser in connection with the Excluded Liabilities.

2.8	Transfer of Relevant Employees

2.8.1
The Seller and the Purchaser acknowledge and agree that it is their intention that by virtue of the Purchaser’s purchase of the Businesses under this Agreement, and pursuant to the Transfer Regulations, that the contracts of employment between the Seller and the Relevant Employees (excluding terms relating to a provision of an occupational pension scheme providing benefits for old age, invalidity or survivors) will have effect after the Effective Time as if originally made between the Purchaser and the Relevant Employees or between the Purchaser and the relevant trade union (as the case may be) but the Seller and the Purchaser agree that the provisions of Clauses 2.7.2 to 2.7.4 (inclusive) shall apply irrespective of whether or not the Transfer Regulations do apply as anticipated in this Clause 2.8.1.

2.8.2	Before the Effective Time, the Seller shall communicate to each Relevant Employee that their contract of employment will have effect after the Effective Time as specified in Clause 2.8.1.

2.8.3
All liabilities, costs, expenses and outgoings in relation to each Relevant Employee (including, but not limited to salaries, wages, bonus (even if not due and payable at that time), National Insurance Contributions, pension contributions, PAYE remittances and payments in respect of any other emoluments) (together referred to in this Clause 2.8.3 as “Charges”) shall be apportioned on a time basis so that the part of the Charges accruing in the period up to the Effective Time shall be borne and discharged by the Seller and the part of the Charges accruing in the period commencing on the Effective Time shall be borne and discharged by the Purchaser. The Seller shall put the Purchaser in funds with respect to any un-discharged Charges accruing in the period up to the Effective Time and thereafter the Purchaser shall settle all such Charges on behalf of the Seller.

2.8.4
The Seller shall indemnify and keep indemnified the Purchaser on demand from and against any Losses which relate to or arise out of any act or omission by the Seller or any other event or occurrence prior to the Effective Time for which the Purchaser is or becomes liable by reason of the operation of the Transfer Regulations or otherwise and/or any judicial decision interpreting the same including but not limited to any Losses suffered or incurred by the Purchaser as a result of any failure by the Seller to comply with its obligations under the Transfer Regulations.

2.8.5	The Purchaser shall indemnify and keep indemnified the Seller on demand from and against any Losses:

(i)
in respect of the employment of the Relevant Employees on or after the Effective Time and against any Losses which relate to, arise out of or are connected with any act or omission by the Purchaser or any event, matter or any other occurrence having its origin on or after the Effective Time and which the Seller incurs in relation to any contract

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of employment or employment relationship of one or more of the Relevant Employees pursuant to the Transfer Regulations and/or in respect of this Agreement; or

(ii)
which relate to or arise out of any act or omission by the Purchaser or any event or occurrence, prior to the Effective Time, which the Seller incurs by virtue of Regulation 5(5) of the Transfer Regulations and/or Article 4(2) of Council Directive 77/187 EEC.

2.8.6	If the Purchaser becomes aware of any person becoming or claiming to be an Undisclosed Employee:

(i)	the Purchaser shall notify the Seller of the existence of such individual within seven Business Days of becoming aware of such Undisclosed Employee;

(ii)
five Business Days after notifying the Seller of any Undisclosed Employee, the Purchaser may terminate the contract of employment of the Undisclosed Employee forthwith insofar as it has not already terminated; and

(iii)
the Seller shall indemnify and keep indemnified the Purchaser on demand from and against any Losses (including without prejudice to the foregoing generality, in relation to negligence claims by any such individual or third party, unfair dismissal, redundancy, unlawful discrimination, breach of contract, unlawful deduction of wages and equal pay, any obligation to any employee representatives in respect of regulation 10 of the Transfer Regulations) incurred by the Purchaser in the employment or termination of employment of such Undisclosed Employee.

2.8.7
In accordance with its obligations under the Employment Regulations, the Purchaser shall provide the Seller in writing with such information and at such time as will enable the Seller to carry out its duties under Regulations 1-(2)(d) and 10(6) of the Employment Regulations concerning measures.

2.8.8	For the purposes of this Clause 2.8 the terms “contract of employment” and “collective agreement” shall have the same meanings respectively as in the Transfer Regulations.

2.8.9	If one party (the “Claiming Party”) becomes aware of any matter that may give rise to a claim against the other under the provisions of Clause 2.8, the following provisions shall apply:

(i)	The Claiming Party shall give notice of such matter or claim as soon as reasonably practicable.

(ii)
The Claiming Party agrees that it will not prior to the notice or during the period of 14 days following the notification referred to in Clause (i) above settle or compromise such claim without prior written agreement of other party, such consent not to be unreasonably withheld.

(iii)	The Claiming Party shall give the other party and any of its professional advisers reasonable access to all relevant documentation (and shall allow such Claiming Party to copy such documentation),

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premises, personnel or other information which the other party reasonably requires and which relates to the claim and shall give to the other after any reasonable request such cooperation and assistance and information as may be reasonably required.

3	Purchase Price, Payment and Escrow

3.1	The consideration for the purchase of the Businesses, including the Business Assets, (the “Purchase Price”) shall be an amount in cash equal to the sum of

3.1.1 £3,646,489 less Escrow Amount 1 and Escrow Amount 2 (the “Closing Amount”);

3.1.2 any adjustment provided for in Clause 5.3; and

3.1.3 any amounts distributed to the Seller pursuant to Clause 5.4 and Annex 5.

3.2	The Closing Amount shall be due and payable on Closing without deduction of any fees or expenses.

3.3	The Escrow Amount 1 and the Escrow Amount 2 shall be dealt with in accordance with Clause 5.4 and Annex 5.

3.4
The Seller and the Purchaser agree that the Closing Amount and the Purchase Price are exclusive of any VAT and confirm their understanding that no VAT is chargeable on the transactions contained herein.

3.5
The Seller and the Purchaser shall use their respective endeavours to procure that the sale of the Businesses under this Agreement is treated by H.M. Revenue and Customs as the transfer of a business as a going concern for the purposes of both Section 49(1) of VATA and Article 5 of the Value Added Tax (Special Provisions) Order 1995 (the “Order”). It is not contemplated by this Clause that any application shall be made by either the Seller or the Purchaser to H.M. Revenue and Customs seeking confirmation that the sale is to be so treated.

3.6	The Purchaser hereby notifies the Seller that article 5(2B) of the Order does not apply to the Purchaser.

3.7
The Seller and the Purchaser intend that the Seller should retain all of the records of the Businesses which, under paragraph 6 of Schedule 11 to VATA, are required to be preserved after Completion and accordingly:

3.7.1
the Seller shall forthwith request that H.M. Revenue and Customs make a decision in accordance with Section 49(1)(b) VATA and the Purchaser shall render all reasonable assistance to the Seller in connection with such a request;

3.7.2
the Seller shall promptly notify the Purchaser of the result of that request and, if the request is refused, shall procure the delivery of the said records to the Purchaser as soon as practicable following such refusal;

3.7.3	if, and to the extent that H.M. Revenue and Customs consent to the request referred to in sub- Clause 3.6.1, the Seller shall:

(i)	preserve the records in the United Kingdom for such periods as may be required by law; and

(ii)	for so long as they preserve the records, permit the Purchaser reasonable access to them to inspect or make copies of them; and

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(iii)	not at any time cease to preserve the records without giving the Purchaser a reasonable opportunity to inspect and remove such of them as the Purchaser wishes;

3.7.4
if and to the extent that the records are to be delivered to the Purchaser pursuant to sub-Clause 3.6.2 then sub-Clause 3.6.3 shall apply as if references therein to the Seller were references to the Purchaser and vice versa.

3.8
If, notwithstanding the provisions of sub-Clause 3.4, H.M. Revenue and Customs shall determine in writing that VAT is chargeable in respect of the supply of all or any part of the Business Assets under this Agreement, the Purchaser shall pay to the Seller the amount of that VAT, and any interest incurred by the Seller for late payment thereof, forthwith against evidence that the due date for payment of such tax has fallen due or will fall due within seven days or, if later, promptly after delivery by the Seller to the Purchaser of a valid VAT invoice in respect thereof, together with a copy of the determination from H.M. Revenue and Customs that VAT is payable.

3.9
After Closing the Purchaser shall as required by the Order use the Business Assets in carrying on the same kind of businesses, whether or not as part of any existing businesses of the Purchaser, as that carried on by the Seller.

3.10
Nothing in this Clause 3 shall require the Seller to make any appeal to any tribunal or court against or otherwise challenge any determination of H.M. Revenue and Customs that the sale does not fail to be treated as the transfer of a going concern.

3.11	Where in relation to any Leasehold Property the Seller has at or prior to the date of this Agreement:

3.11.1
notified the Purchaser that the transfer of that Leasehold Property under this Agreement would, but for the application of Article 5 of the Order, fall within paragraph (a) of Item 1 of Group 1 of Schedule 9 of the Value Added Tax Act 1994;

3.11.2
notified the Purchaser that the Seller or a relevant associate of the Seller (as defined in paragraph 3(7) of Schedule 10 of Value Added Tax Act 1994) has elected under paragraph 2 of Schedule 10 of Value Added Tax Act 1994 and that the election has not been revoked;

the Purchaser shall elect under paragraph 2 of Schedule 10 of Value Added Tax Act 1994 in relation to that Leasehold Property with effect on or prior to the earliest date on which the Leasehold Property concerned is to be transferred and shall give written notification to H.M. Revenue & Customs as required by Schedule 10 of Value Added Tax Act 1994 no later than that date and shall not seek the revocation of the election prior to the transfer of the Leasehold Property. The Purchaser shall deliver certified copies of such election stamped by H.M. Revenue & Customs showing receipt thereof at least five days in advance of Closing and in default of delivery thereof by Closing shall in addition to any amounts expressed in this Agreement to be payable by the Purchaser in respect of the said Leasehold Property pay to the Seller at Closing (against delivery by the Seller of an appropriate tax invoice for VAT purposes) an additional amount in respect of VAT thereon.

3.12
Within 60 Business Days of the Net Asset Adjustment being determined, the Seller and the Purchaser shall use all reasonable endeavours to agree in good faith an allocation of the Closing Amount as adjusted by the Net Asset Adjustment and the Seller and the Purchaser shall adopt that allocation for all Tax Purposes. In the event the Seller and the Purchaser are unable to agree an allocation the matter shall be decided on by the Reporting Accountants and the terms of Annex 8 shall apply mutatis mutandis.

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4	Closing

4.1	The completion of the sale and purchase of the Businesses (including the Business Assets) (the “Closing”) shall take place at the offices of the Seller’s Solicitors on the date of this Agreement.

4.2	On Closing, the Seller shall permit the Purchaser to assume conduct of the Businesses and deliver or make available to the Purchaser:

4.2.1
copy (certified to be a true copy by a director or secretary of the MSX) of the minutes of a meeting of the directors of the MSX authorising the execution by the MSX of this Agreement and any documents to be entered into pursuant to or in connection with this Agreement

4.2.2
copy (certified to be a true copy by a director or secretary of the Seller) of the minutes of a meeting of the directors of the Seller authorising the execution by the Seller of this Agreement and any documents to be entered into pursuant to or in connection with this Agreement;

4.2.3	such duly executed assignments and novations of the Contracts and Intellectual Property in such form as may be agreed by the Seller and the Purchaser (if any);

4.2.4	such Third Party Consents as the Seller may have obtained;

4.2.5	duly executed assignments of the Leasehold Properties, together with the relevant documents of title and the relevant Third Party Consents;

4.2.6	a duly executed copy of the Shared Services Agreement;

4.2.7	a duly executed copy of the Name Licence Agreement;

4.2.8	those Business Assets which are capable of transfer by delivery;

4.2.9
a release and duly executed discharge in the agreed terms from JP Morgan and any other relevant person of any fixed or floating charges, mortgages, debentures and guarantees relating to the Businesses and/or the Business Assets;

4.2.10
in relation to any relevant floating charge, a letter of non-crystallisation in agreed terms from the holder of each relevant floating charge confirming that the floating charge created in its favour has not crystallised and that it will not crystallise as a result of Closing;

4.2.11
in each case where the said information is not at the Leasehold Properties, all books and records and other information relating exclusively to the Businesses (save for books, records and other information which the Seller is required by law to retain or in respect of which the Seller obtains a direction to retain pursuant to Clause 3.7) and all information relating to customers, suppliers, distributors as well as the Leasehold Properties;

4.2.12	information from Encore in a transferable form;

4.2.13	a duly executed copy of the Escrow Amount 1 Instruction Letter and a duly executed copy of the Escrow Amount 2 Instruction Letter; and

4.2.14	a signed letter of confirmation from the General Counsel of MSX in the agreed terms.

4.3	Upon compliance by the Seller with the provisions of Clause 4.2 the Purchaser shall:

	4.3.1	deliver to the Seller a copy (certified to be a true copy by a director or secretary) of the minutes of a meeting of the directors of the Purchaser authorising the execution by the

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Purchaser of this Agreement and any documents to be entered into pursuant to or in connection with this Agreement;

4.3.2
deliver to the Seller a copy (certified to be a true copy by a director or secretary) of the minutes of a meeting of the directors of ARRK authorising the execution by the ARRK of this Agreement and any documents to be entered into pursuant to or in connection with this Agreement;

4.3.3	deliver to the Seller a counterpart of the documents referred to in Clauses 4.2.3, 4.2.5, 4.2.6, 4.2.7 and 4.2.13;

4.3.4	pay the Closing Amount to the Seller by way of direct electronic transfer of funds for same day delivery into the Seller’s Account; and

4.3.5	pay the Escrow Amount 1 and the Escrow Amount 2 to the Escrow Agent by way of direct electronic transfer of funds for same day delivery into the Escrow Account 1 and the Escrow Account 2 respectively.

5	Post Closing Adjustment

5.1	Net Asset Statement

The Seller shall procure that as soon as practicable following Closing (but in any event no later than 15 Business Days following Closing) there shall be drawn up a draft of the Net Asset Statement as at 3 July 2005 (the “Draft Net Asset Statement”) in accordance with Annex 8. The Purchaser undertakes to promptly give the Seller such information and access to such persons as the Seller may reasonably require in respect of drawing up the Draft Net Asset Statement.

5.2	Determination of Net Asset Statement

The Draft Net Asset Statement as agreed or determined pursuant to paragraph 3 of Annex 8:

5.2.1 shall constitute the Net Asset Statement for the purposes of this Agreement; and

5.2.2 shall be final and binding on the Seller and the Purchaser.

5.3	Adjustment to Consideration

5.3.1 Net Assets

(i)	If the Net Assets are less than £1,900,000, the Seller shall pay to the Purchaser an amount equal to such deficit.

(ii)	If the Net Assets exceed £2,100,000, the Purchaser shall pay to the Seller an additional amount equal to such excess amount.

(iii)
Any payments pursuant to this Clause shall be made on or before 10 Business Days after the date on which the process described in paragraph 3 of Annex 8 for the preparation of the Net Asset Statement is complete.

5.3.2 Payment

Where any payment is required to be made pursuant to this Clause 5.3, the payment of the Closing Amount made on account of the Purchase Price by the Purchaser shall be reduced or increased accordingly.

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5.4	Escrow

5.4.1 C&A Receivable

(i)
Upon the Purchaser receiving payment in respect of any C&A Invoice (whether in whole or in part) after the Effective Time, the Purchaser shall notify the Seller and the Seller and the Purchaser shall jointly instruct the Escrow Agent to release to the Seller from the Escrow Account 1 a sum equal to 75% of such payment.

(ii)
In the event of the Seller and the Purchaser reasonably determining that a C&A Invoice is irrecoverable in whole or in part for any reason, then the Seller and the Purchaser shall jointly instruct the Escrow Agent to release to the Seller from the Escrow Account 1 an amount equal to 25% of the irrecoverable amount of such C&A Invoice and an amount equal to 75% of the irrecoverable amount of such C&A Invoice to the Purchaser.

(iii)
At the end of the Escrow Period, the Seller shall be entitled to receive an amount equal to 25% of the payments received by the Purchaser referred to in Clause 5.4.1(i) and the Purchaser and the Seller shall jointly instruct the Escrow Agent to release such amount from the Escrow Account 1 to the Seller.

(iv)
Any amount due in respect of the C&A Invoices not received by the Purchaser by the end of the Escrow Period shall be treated as irrecoverable and, subject to any payment due to be made in accordance with Clause 5.4.1(iii) having first been made, the Seller and the Purchaser shall jointly instruct the Escrow Agent to release from the Escrow Account 1 an amount equal to 25% of the balance of the Escrow Account 1 to the Seller and an amount equal to 75% of the balance of the Escrow Account 1 to the Purchaser.

(v)	The Purchaser undertakes to use all reasonable endeavours to collect the C&A Invoices but without having to expend significant resource and expense in doing so.

(vi)
The Purchaser undertakes to continue the performance of the C&A Contracts in the normal course and without prejudice to the lawful enforcement of its rights under such contract, it will not take any action to cause any of the invoices referred to in Clause 5.4.1 to become irrecoverable or for the postponement, or changes of order of, payment of such invoices.

(vii)
The Purchaser undertakes to give promptly to the Seller all information relating to the receipt of any C&A Receivable together with all such other information as the Seller may reasonably require in respect of calculating any payments due under this Clause 5.4.1.

5.4.2 C&A Margin

(i)
Following the Effective Time and until 31 December 2005, the Purchaser shall within 5 Business Days after the end of each calendar month notify the Seller of its sales value of the services delivered to

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C&A under the C&A Contracts and upon confirmation of such sales value the Seller and the Purchaser shall jointly instruct the Escrow Agent to release to the Seller an amount equal to 14% of such value.

(ii)
Within 30 Business Days of 31 December 2005 the Purchaser shall calculate the value of the actual sales for the period from the Effective Time to 31 December 2005 against the value of the Budgeted Sales. To the extent that the value of such actual sales is less than 75% of the value of such Budgeted Sales, then the Purchaser shall be entitled to be paid the balance of the C&A Margin remaining in the Escrow Account 2 at such time and, to the extent the value of such actual sales is more than 75% of the value of such Budgeted Sales, then the Seller shall be entitled to be paid such balance. Upon determination of actual sales the Seller and the Purchaser shall jointly instruct the Escrow Agent to make the appropriate payment to the Purchaser or the Seller as the case may be.

5.4.3	The Escrow Agent will hold the Escrow Amount 1 and the Escrow Amount 2 as stakeholder upon trust for the Purchaser and the Seller on the terms of this Clause 5.

5.4.4
Payments under this Clause 5 will be made by electronic transfer from the Escrow Account 1 and/or the Escrow Account 2 to the bank account of the relevant party (or by such other method as shall be agreed between them).

5.4.5	Neither the Seller nor the Purchaser may effect any right of set-off in relation to any sums in the Escrow Account 1 or the Escrow Account 2.

5.4.6	The fees and expenses (including any VAT) charged by the Escrow Agent in relation to both the Escrow Account 1 and the Escrow Account 2 shall be borne by the Seller and the Purchaser in equal parts.

6	Seller Warranties

6.1
In consideration of the Purchaser agreeing to purchase the Businesses (including the Business Assets) as going concerns on the terms contained in this Agreement, the Seller represents and warrants to the Purchaser subject to Clause 6.2 that each of the statements contained in Annex 13 (the “Warranties” and each a “Warranty”)) is true and correct as at the date of this Agreement.

6.2	If a Warranty refers to the Seller’s knowledge, such Warranty is deemed to refer to the actual knowledge of those persons listed in Annex 11.

6.3	The Seller shall not be in breach of any of the Warranties in respect of:

	6.3.1	any matter which is fairly disclosed in this Agreement, the Data Room Documents or the Disclosure Letter; and

	6.3.2	any matter or thing done or omitted to be done by the Seller prior to the date of this Agreement at the written request or with the written approval of the Purchaser.

6.4	Information supplied to Seller

6.4.1
Any information supplied to the Seller by or on behalf of any of the Relevant Employees, or agents or representatives of the Seller in connection with the Warranties, the information disclosed in the Data Room Documents or the Disclosure Letter or the Businesses

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(including the Business Assets), shall not constitute a representation, warranty or undertaking as to its accuracy, and shall not constitute a defence to the Seller to any claim made by the Purchaser.

6.4.2
In the absence of fraud, fraudulent misrepresentation, deceit, wilful misstatement or wilful non disclosure by any Relevant Employee the Seller hereby waives each and every claim which it might otherwise have against any of the Relevant Employees in respect of such information (and undertakes that no other person claiming under or through it will make any such claim).

6.5	Acknowledgement by Purchaser

	6.5.1	The Purchaser acknowledges that it has not been induced to enter into this Agreement by any representation or warranty other than the Warranties.

6.5.2
So far as is permitted by law and except in the case of fraud, fraudulent misrepresentation, deceit, wilful misstatement or wilful non disclosure, the Purchaser agrees and acknowledges that its only right and remedy in relation to any breach of Warranty shall be as expressly provided in this Agreement to the exclusion of all other rights and remedies (including those in tort or arising under statute).

	6.5.3	The Purchaser agrees that the provisions of this Clause 6.5 are fair and reasonable.

7	Limitation of Liability

7.1	Limitation of Liability

The liability of the Seller in respect of any claim under this Agreement shall be limited as provided in Clauses 7.3 to 7.9 except:

7.1.1	in relation to any claim which arises out of any fraud, fraudulent misrepresentation, deceit, wilful misstatement or wilful non disclosure by or on behalf of the Seller; or

7.1.2	in relation to any claim which arises out of a breach of the Seller’s indemnity contained in Clause 2.7.4,

where the Seller’s liability shall remain unlimited in all respects; and except

7.1.3	in relation to any claim which arises out of the Warranties in relation to the performance of the obligations of the Seller under the Petronas Contract prior to the Effective Time,

where the Seller’s liability shall be as provided under Clause 7.10.

7.2
The Purchaser undertakes to notify the Seller in writing of any breach of this Agreement within six weeks after it should reasonably have become aware of the underlying facts and should reasonably have concluded that such facts constituted a breach of this Agreement. Such notification shall describe the breach and the underlying facts in reasonable detail. Should the Purchaser fail to notify the Seller within the period noted above, it shall be precluded from raising a claim in respect of the respective breach

7.3	The Seller shall not be liable for a breach of this Agreement to the extent that:

7.3.1	the Purchaser is compensated for its loss arising from the breach by a third party;

7.3.2	the liability is reserved against in the Accounts (with the exception of reserves made for Tax and employment liabilities);

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7.3.3	the Purchaser caused the breach after the Effective Time;

7.3.4	the Purchaser failed after the Effective Time to mitigate its loss arising from the breach; or

7.3.5	the Purchaser suffered any consequential damages as a result of the breach.

7.4
The Seller shall not be liable in relation to any claim under paragraph 18 of Annex 13 to the extent that any loss results from any act or omission done or any circumstance arising after the Effective Time.

7.5	The Seller shall not be liable in respect of any claim under this Agreement unless notice of the claim is given by the Purchaser to the Seller:

7.5.1	in respect of any claim in relation to Tax or any claim under paragraph 18 of Annex 13, by 30 June 2012;

7.5.2	in respect of any claims under paragraph 8.3 of Annex 13 in relation to Contracts concluded with customers, by 30 June 2009; and

7.5.3	in respect of any other claims under the Warranties, by 30 June 2007; and

7.5.4	in respect of any other claims under the Agreement by 30 June 2009.

7.6
Without prejudice to Clause 7.8, the Seller shall not be liable under this Agreement in respect of any individual claim (or a series of claims arising from substantially identical facts or circumstances) under this Agreement where the Seller’s liability agreed or determined (disregarding the provisions of this Clause 7.6) in respect of any such claim or series of claims does not exceed EUR 50,000. If such claim (or series of claims) exceeds such amount, all of such claim or claims (and not merely the excess) shall be recoverable.

7.7
Without prejudice to Clause 7.8, the Seller shall not be liable under this Agreement in respect of any claim under this Agreement unless the aggregate amount of all claims for which the Seller would otherwise be liable under this Agreement (disregarding the provisions of this Clause 7.7) exceeds EUR 150,000 in which case all of such claim or claims (and not merely the excess) shall be recoverable.

7.8
The Seller shall not be liable for any individual claim under paragraph 8.3 of Annex 13 in relation to Contracts concluded with customers where the Seller’s liability in respect of any such individual claim (or a series of claims arising from substantially identical facts or circumstances) agreed or determined (disregarding the provisions of this Clause 7.8) in respect of such any claim or series of claims does not exceed EUR 10,000. If such claim (or series of claims) exceeds such amount, all of such claim or claims (and not merely the excess) shall be recoverable.

7.9	The aggregate liability of the Seller in respect of all breaches of this Agreement shall not exceed 100 percent of the Purchase Price.

7.10	Remedy for Breach of the Petronas Contract

7.10.1
In relation to any claim which arises out of the Warranties in relation to the performance of the obligations of the Seller under the Petronas Contract prior to the Effective Time, the Seller shall, subject to the provisions of Clauses 7.3.1, 7.3.2, and 7.10.2, indemnify the Purchaser against all Losses suffered or incurred by the Purchaser in connection therewith as the same may be agreed or determined.

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7.10.2	The Seller shall not be liable in respect of any claim under Clause 7.10.1 unless notice of the claim is given by the Purchaser to the Seller by 30 June 2012.

8	Purchaser Warranties

In consideration of the Seller agreeing to sell the Businesses (including the Business Assets) as going concerns on the terms contained in this Agreement, the Purchaser warrants to the Seller that each of the statements contained in Annex 14 is true and correct as at the date of this Agreement.

9	Further Undertakings

9.1
The Seller undertakes (at its own cost and expense), upon the request of the other, at any time after the date of this Agreement to do or procure to be done all acts and things and/or execute or procure the execution of all documents reasonably required of it by which may be necessary to implement the provisions of this Agreement.

9.2
The Purchaser acknowledges that the Businesses are currently (partly) covered by a group insurance policy of MSX International Inc. and that it has to make its own arrangements for appropriate insurance coverage for the period following the Effective Time.

9.3
At all times the Purchaser shall (at its own cost and expense) provide or procure to be provided to the Seller and its representatives, agents and advisers all such information (including, without limitation, the books, accounts, records and returns of the Purchaser) relating to the Businesses (including the Business Assets) in respect of the period until the Effective Time as the Purchaser may have in its possession or under its control as the Seller or its representatives, agents or advisers may from time to time reasonably require and, for this purpose (subject to reasonable notice), shall give the Seller and its representatives, agents and advisers all reasonable access to, and permit them to copy, all such information.

9.4
At all times the Seller shall (at its own cost and expense) provide or procure to be provided to the Purchaser and its representatives, agents and advisers all such information (including, without limitation, the books, accounts, records and returns of the Seller) relating to the Businesses (including the Business Assets) as the Seller may have in its possession or under its control as the Purchaser or its representatives, agents or advisers may from time to time reasonably require and, for this purpose (subject to reasonable notice), shall give the Purchaser and its representatives, agents and advisers all reasonable access to, and permit them to copy, all such information.

9.5	The Seller shall promptly upon receipt:

	9.5.1	pass to the Purchaser all notices, correspondence or enquiries relating to the Businesses (including the Business Assets); and/or

	9.5.2	pass or pay to the Purchaser all monies and other items belonging to the Purchaser which the Seller receives after Closing; and/or

	9.5.3	assign to the Purchaser all orders relating to the Businesses which the Seller may receive after Closing.

9.6
The Seller undertakes to the Purchaser to complete the work which was assigned to the Retained Business prior to the Effective Time in relation to the Seller meeting its obligations under the Petronas Contract, after the Effective Time, and the Purchaser undertakes to the Seller to invoice Petronas for any work done by the Retained Business after the Effective Time and to pay such part of any monies received by the Purchaser from Petronas in respect of the work carried out by the

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Retained Business after the Effective Time to the Seller within 10 Business Days of receipt of such monies by the Purchaser.

9.7
The Purchaser undertakes to the Seller that between the Closing and 3 July 2005 and in relation to either of the Businesses, it shall not enter into any agreement, incur any commitment involving any capital expenditure or incur any borrowings which may have an effect on the Net Asset Statement.

10	Conduct of Third Party Claims

10.1
Subject to Clause 10.5, the Purchaser shall promptly notify the Seller if an action, claim, demand or proceedings with respect to which the Seller may be liable under this Agreement is asserted or announced by any third party in relation to the Businesses (a “Third Party Claim”) and provided that the Seller notifies the Purchaser in writing that it wishes to conduct the defence of the Third Party Claim within 10 Business Days of being notified of the Third Party Claim, the Purchaser shall allow the Seller and its professional advisers to investigate the matter or circumstance alleged to give rise to such claim and shall give all reasonable assistance (subject only to it being specifically indemnified and secured to its satisfaction against any costs, loss or expense which it may reasonably incur), including (on being given reasonable notice) access to premises and personnel, and the right to examine and copy or photograph any documents and records as the Seller or its professional advisers may reasonably request.

10.2
In connection with a Third Party Claim no admission of liability shall be made by or on behalf of the Purchaser and the claim shall not be compromised, disposed of or settled without the consent of the Seller (such consent not to be unreasonably withheld or delayed).

10.3
The Seller undertakes that it shall meet in full, without recourse to the Purchaser, the full amount of such Third Party Claim and the whole costs and expenses of the Purchaser in defending the same including without prejudice thereto any professional or other costs incurred by any or each of them in being advised with regard thereto and the Seller shall from time to time and forthwith upon the request of the Purchaser keep the Purchaser fully informed of its conduct of and any negotiations relating to the defence of such Third Party Claim.

10.4
If the Seller has informed the Purchaser in writing that it does not wish to defend a Third Party Claim, the Purchaser may take such action as the Purchaser sees fit with regard thereto without prejudice to any other rights or remedies of the Purchaser under this Agreement in relation to such Claim.

10.5
The Purchaser may elect not to notify the Seller under Clause 10.1 and allow the Seller the opportunity to conduct the defence of a Third Party Claim if, in the Purchaser’s opinion, such conduct would prejudice the business interests or reputation of the business of the Purchaser provided however that, if the Purchaser so elects, then the Seller shall cease to be liable for any Loss in relation to such Third Party Claim under the provisions of this Clause 10.

11	Receivables

11.1
The Seller and the Purchaser shall (at the Purchaser’s request and at the Seller’s cost) within 30 Business Days of the Effective Time give notice in writing to the relevant debtors of the assignment of the Receivables to the Purchaser.

11.2	Subject to the terms of the Shared Services Agreement, the Purchaser shall collect for its own account the Receivables.

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11.3
If any Receivable (or sum receivable in respect of either of the Businesses (including the Business Assets) as from the Effective Time) is received by the Seller after the Effective Time then the Seller shall be deemed to have received such Receivable or other sum as agent, and on trust for the Purchaser and shall report and account to the Purchaser on a two weekly basis in respect of all monies so received.

11.4
The Seller shall not, without the prior written instruction or consent of the Purchaser, effect any settlement, compromise or release any claim in respect of any of the Receivables (or sum receivable in respect of either of the Businesses (including the Business Assets) as from the Effective Time) nor, without such consent, institute, carry on, defend, compromise, abandon or submit to judgement in any legal proceedings or join in and submit to arbitration or give security or indemnities for costs, pay any sum of money into court or obtain payment for money lodged into court or assign or deal with any of the Receivables (or sum receivable in respect of either of the Businesses (including the Business Assets) as from the Effective Time).

12	Contracts

12.1
Subject to the provisions of this Clause 12, the Seller shall use all reasonable endeavours to assign, novate or transfer, or procure the assignment, novation or transfer of, the Contracts (in each case in such form as may be reasonably acceptable to the Purchaser) to the Purchaser and the Purchaser shall accept such assignment novation, or transfer, and shall be entitled with effect from the Effective Time to the benefit and rights, and shall observe and perform (or procure to be observed and performed) with effect from the Effective Time all the obligations, of the Seller thereunder.

12.2
In relation to any Contract which is not assignable without a Third Party Consent, this Agreement shall not be construed as an assignment or an attempted assignment and the Seller and the Purchaser shall at the Seller’s expense use all reasonable endeavours at all times to obtain all necessary Third Party Consents as soon as possible and the Seller shall keep the Purchaser informed of progress in obtaining such Third Party Consents. The Purchaser shall supply to the Seller such information as may be reasonably requested by the Seller or the third party in connection with the same.

12.3
Subject to Clause12.4, the Purchaser shall, from Closing, assume, carry out, perform and discharge the Seller’s obligations under the Contracts and shall indemnify and keep indemnified the Seller against any liability incurred by the Seller arising from the failure by the Purchaser to assume, carry out, perform or discharge such obligations and against any Losses which the Seller may suffer by reason of the Seller taking any reasonable action to avoid, resist or defend any liability referred to in this Clause.

12.4	In respect of any Contract, from Closing until the relevant Third Party Consent has been obtained or where the Third Party Consent has been refused:

12.4.1
the Seller shall continue in its corporate existence and hold the benefit of the Contract on trust for the Purchaser to the extent it is lawfully able to do so or where it is not lawfully able to do so, the Seller and the Purchaser shall make such other arrangements between themselves as the Purchaser may reasonably require to provide the benefits of the Contract for the Purchaser, including the enforcement at the cost and for the account of the Purchaser of all rights of the Seller against any other party thereto;

12.4.2
to the extent that the Purchaser is lawfully able to do so, the Purchaser shall perform the Seller’s obligations under the Contract as agent or sub-contractor and shall indemnify the Seller in respect thereof. To the extent that the Purchaser is not lawfully able to do so, the Seller shall (subject to being indemnified by the Purchaser for all Losses the Seller may

22

incur in connection therewith) do all such things as the Purchaser may reasonably require to enable due performance of the Contract.

12.5
If the Purchaser is not lawfully able to perform or procure the performance of any Contract in accordance with Clause 12.4 or to receive the benefits of any Contract in accordance with Clause 12.3 within 9 months of Closing:

12.5.1
the Seller shall be entitled with the prior written consent of the Purchaser (such consent not to be unreasonably withheld) to procure the termination of the Contract and the obligations of the parties under this Agreement in relation to such Contract shall cease forthwith; and

12.5.2	references in this Agreement to the Contracts and the Businesses (other than in this Clause12) shall be construed as excluding such Contract.

13	Name

Except for those rights which are granted to the Purchaser under the Name Licence Agreement, the Purchaser shall use all reasonable endeavours to ensure that after the Effective Time, the Businesses no longer use the name “MSX” or “MSX International” (or any name which is likely to be confused with the same) or any related logos or devices.

14	Software Indemnities

14.1
In relation to the Software Licences, the Seller undertakes to indemnify the Purchaser 50 percent of any increase in fees or royalties which are charged the Purchaser as a direct result of their assignment to the Purchaser by the Seller and in respect of the period to the next renewal of such Software Licences as in force at the Effective Time.]

15	Non-competition

15.1
Except with the prior written consent of the Purchaser, the Seller shall not, whether on its own behalf, or whether directly or indirectly on behalf of any person or business, or with any members of the Sellers Group:

15.1.1
until 2 years after the Effective Time, carry on or be employed, engaged, concerned, interested or in any way assist within the United Kingdom in any business which is in any way in competition with all or part of the Businesses; or

15.1.2
until 2 years after the Effective Time, canvass, solicit, approach or entice or cause to be canvassed, solicited, approached or enticed (in relation to a business which may in any way compete with all or part of the Businesses) any person who at any time during the six months preceding Closing shall have been a client, customer, supplier, distributor or agent of the Businesses; or

15.1.3
until 2 years after the Effective Time, offer employment to or conclude any contract of services with any Restricted Employee or procure or facilitate the making of such an offer by any person, firm or company or entice or endeavour to entice any Restricted Employee to terminate their employment or contract for services with a view to the specific knowledge or skills of any Restricted Employee being used by, or for the benefit of, any person carrying on business in competition with the Businesses provided that the placing of an advertisement of a post available to a member of the public generally and the recruitment of a person through an employment agency shall not constitute a breach of this

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Clause 15.1.3 provided that no member of the Seller’s Group encourages or advises such agency to approach any Relevant Employee; or

15.1.4	at any time after the Effective Time do anything which is intended to damage the goodwill or reputation of the Businesses; or

15.1.5
at any time after the Effective Time, in any way hold itself out or permit itself or any member of the Seller’s Group to be held out as being interested in, or in any way connected with, the Businesses (other than as a matter of historic fact) without the express agreement of the Purchaser.

15.2	The Seller and the Purchaser confirm and agree that each undertaking in Clause 15.1:

	15.2.1	shall be read and construed independently of the other undertakings in that clause as an entirely separate and severable undertaking;

15.2.2	is reasonable in all the circumstances;

15.2.3	is of no greater duration, extent or application than is necessary for the protection of the goodwill of the Businesses;

15.2.4	has been given as a constituent part of the sale of the Businesses and the Business Assets and to enable the Purchaser to obtain the full benefit and value of the goodwill of the Businesses; and

15.2.5	has been taken into account in determining, and is adequately compensated for, the amount of the consideration paid by the Purchaser for the Businesses (including the Business Assets).

However, if any one or more of such undertakings should for any reason be held to be invalid and unenforceable but would have been held to be valid and enforceable if part of the relevant wording was deleted or the relevant period reduced or the relevant range of activities or area covered thereby reduced in scope, such undertakings shall apply with the minimum modifications necessary to make them valid and enforceable.

15.3	The restrictions in Clause 15.1 shall not operate to prohibit any member of the Seller’s Group from:

15.3.1	carrying on or being engaged in the engineering services business of MSX as is carried on as at the date of this Agreement in and from Germany;

15.3.2	carrying on or being engaged in the Retained Business as it is carried on as at the date of this Agreement;

15.3.3	holding or being interested in up to 5 percent of the outstanding issued share capital of a company listed on any recognised stock exchange;

15.3.4	fulfilling any obligation pursuant to this Agreement and any agreement to be entered into pursuant to this Agreement;

15.3.5
acquiring any business a part of which is of a same or similar type to the Businesses as now carried on and which is or is likely to be in competition with any part of the Businesses as now carried on if the turnover attributed to that part of the business to be acquired in the last financial year is less than Euro 375,000; or

15.3.6	performing any Excluded Contract.

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16	Confidentiality

16.1
Each of the parties undertakes with each other party that it shall preserve the confidentiality of the Confidential Information, and except to the extent otherwise expressly permitted by this Agreement, not directly or indirectly reveal, report, publish, disclose, transfer or use such Confidential Information for its own or any other purpose.

16.2	Notwithstanding any other provision in this Agreement, a party may, after consultation with the other parties whenever practicable, disclose Confidential Information if and to the extent:

16.2.1	required by law; or

16.2.2	required by any securities exchange on which that party’s securities are listed or traded; or

16.2.3	required by any regulatory or governmental or other authority with relevant powers to which that party is subject or submits (whether or not the authority has the force of law); or

16.2.4	required to enable that party to enforce its rights under this Agreement; or

16.2.5	required by its professional advisers, officers, employees, consultants, sub-contractors or agents to provide their services (and subject always to similar duties of confidentiality); or

16.2.6	that information is in or has come into the public domain through no fault of that party; or

16.2.7	the other parties have given prior written consent to the disclosure; or

16.2.8	it is necessary to obtain any relevant tax clearances from any appropriate tax authority.

17	Guarantee of MSX

17.1
MSX unconditionally and irrevocably guarantees to the Purchaser the due and punctual performance, payment and observance by the Seller of all its obligations (monetary or otherwise), undertakings and indemnities under or pursuant to this Agreement and/or any documents or agreements to be entered into or executed at Closing (the “Guaranteed Obligations”) to the extent of any limit on liability of the Seller under or pursuant to this Agreement and/or any documents or agreements to be entered into or executed at Closing.

17.2
If and whenever the Seller defaults for any reason in the performance, or payment of any Guaranteed Obligation MSX shall upon demand unconditionally perform (or procure performance of) and satisfy (or procure the satisfaction of) the obligation or liability in regard to which such default has been made and so that the same benefits shall be conferred on the Purchaser as it would have received if such obligation or liability had been duly performed and satisfied by the Seller.

17.3
MSX agrees that if all or any of the Guaranteed Obligations may not be enforceable against or recoverable from the Seller by reason of any legal limitation, disability or incapacity or any other reason whatsoever such Guaranteed Obligation shall nevertheless be enforceable against or recoverable from MSX as though MSX were the sole and principal obligor in respect of the Guaranteed Obligations.

17.4
The liability of MSX and the Purchaser’s rights under this guarantee shall not be affected or prejudiced by the Purchaser holding or taking any other or further securities, guarantees or indemnities in respect of the Guaranteed Obligations or any of them, or by the Purchaser varying, releasing, omitting or neglecting to enforce any of the terms of this Agreement and/or any such securities, guarantees or indemnities, or by any time being given or any indulgence granted to the

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Seller or MSX or by any other fact or circumstance which (apart from this provision) would or might discharge a surety or guarantor.

17.5	This guarantee shall continue in force until all the Guaranteed Obligations of the Seller have been paid, performed or discharged.

17.6	With the exception of the obligations under this Clause 17 and Clause 20.12, MSX shall have no further responsibilities under this Agreement.

18	Guarantee of ARRK

18.1
ARRK unconditionally and irrevocably guarantees to the Seller the due and punctual performance, payment and observance by the Purchaser of all its obligations (monetary or otherwise), undertakings and indemnities under or pursuant to this Agreement and/or any documents or agreements to be entered into or executed at Closing (the “Guaranteed Obligations”) to the extent of any limit on liability of the Purchaser under or pursuant to this Agreement and/or any documents or agreements to be entered into or executed at Closing.

18.2
If and whenever the Purchaser defaults for any reason in the performance, or payment of any Guaranteed Obligation, ARRK shall upon demand unconditionally perform (or procure performance of) and satisfy (or procure the satisfaction of) the obligation or liability in regard to which such default has been made and so that the same benefits shall be conferred on the Seller as it would have received if such obligation or liability had been duly performed and satisfied by the Purchaser.

18.3
ARRK agrees that if all or any of the Guaranteed Obligations may not be enforceable against or recoverable from the Purchaser by reason of any legal limitation, disability or incapacity or any other reason whatsoever such Guaranteed Obligation shall nevertheless be enforceable against or recoverable from ARRK as though ARRK were the sole and principal obligor in respect of the Guaranteed Obligations.

18.4
The liability of ARRK and the Seller’s rights under this guarantee shall not be affected or prejudiced by the Seller holding or taking any other or further securities, guarantees or indemnities in respect of the Guaranteed Obligations or any of them, or by the Seller varying, releasing, omitting or neglecting to enforce any of the terms of this Agreement and/or any such securities, guarantees or indemnities, or by any time being given or any indulgence granted to the Purchaser or ARRK or by any other fact or circumstance which (apart from this provision) would or might discharge a surety or guarantor.

18.5	This guarantee shall continue in force until all the Guaranteed Obligations of the Purchaser have been paid, performed or discharged.

18.6	With the exception of the obligations under this Clause 18 and Annex 2 Part II, ARRK shall have no further responsibilities under this Agreement.

19	Announcements

The parties authorise the issue of a press release or announcement in the agreed terms but shall not make any other public announcement or issue any other press release or respond to any enquiry from the press or other media concerning or relating to this Agreement or its subject matter or any ancillary matter (including but without limitation any terms of this Agreement such as price) except with the prior written approval of the other parties (such approval not to be unreasonably withheld,

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delayed or made subject to any unreasonable conditions) or if, and to the extent, required by law or governmental, regulatory or other authority.

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20	Miscellaneous

20.1	Costs

All costs and expenses incurred in connection with this Agreement and the consummation of the transactions shall be paid by the party incurring such expenses, except as specifically provided to the contrary in this Agreement.

20.2	Variation

Changes and amendments to this Agreement shall be effective only if made in writing and signed by or on behalf of each of the parties.

20.3	Invalidity

20.3.1
If any provision of this Agreement is held to be invalid or unenforceable by any judicial or other competent authority, all other provisions of this Agreement will remain in full force and effect and will not in any way be impaired.

20.3.2
If any provision of this Agreement is held to be invalid or unenforceable but would be valid or enforceable if some part of the provision were deleted, or the period of the obligation reduced in time, or the range of activities or area covered, reduced in scope, the provision in question shall apply with the minimum modifications necessary to make it valid and enforceable

20.4	Entire Agreement

This Agreement (together with the documents referred to or incorporated in it or executed at Closing) contains the entire agreement between the parties relating to the subject matter of this Agreement at the date of this Agreement to the exclusion of any terms implied by law which may be excluded by contract and supersedes any previous written or oral agreement between the parties in relation to the matters dealt with in this Agreement. The parties agree that the provisions of this Clause 20.4 are fair and reasonable.

20.5	Headings and Annexes

The Annexes to this Agreement shall form an integral part of this Agreement. The headings in this Agreement shall only serve the purpose of easier orientation and are of no consequence for the contents and interpretation of this Agreement.

20.6	Notices

20.6.1	Any notice or other communication in connection with this Agreement (each, a “Notice”) shall be:

(i)	in writing in English; and

(ii)	delivered by hand, fax, pre-paid first class post or courier using an internationally recognised courier company.

20.6.2	A Notice to the Seller or MSX shall be sent to the following address, or such other person or address as the Seller may notify to the Purchaser from time to time:

MSX International Limited

Lexden House, London Road, Colchester, Essex, CO3 4DB

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Fax: +44 1206 767615

Attention: Alan Roberts

with a copy to:

MSX International, Inc.

1950 Concept Drive, Warren, Michigan 48091

Fax: +1 248 829 6310

Attention: Lea Wilson

20.6.3	A Notice to the Purchaser or ARRK shall be sent to the following address, or such other person or address as the Purchaser may notify to the Seller from time to time:

ARRK Technical Services Limited

Unit 11, Olympus Park, Quedgely, Gloucester

Fax:

Attention: Peter Rawson

20.6.4	A Notice shall be effective upon receipt and shall be deemed to have been received:

(i)	60 hours after posting, if delivered by pre-paid first class post;

(ii)	at the time of delivery, if delivered by hand or courier; or

(iii)	at the time of transmission in legible form, if delivered by fax.

20.7	Assignment

Except as provided otherwise in this Agreement, no Party may assign, hold on trust or otherwise dispose or encumber this Agreement or any of the rights and claims relating to or resulting from this Agreement without the express written consent of the other.

20.8	Counterparts

This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument.

20.9	Third Party Rights

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of, or enjoy any benefit under, this Agreement.

20.10	Waivers

Without prejudice to the express terms of this Agreement:

20.10.1
a waiver of any right, power, privilege or remedy provided by this Agreement must be in writing and may be given subject to any conditions thought fit by the grantor. For the avoidance of doubt, any omission to exercise, or delay in exercising, any right, power, privilege or remedy provided by this Agreement shall not constitute a waiver of that or any other right, power, privilege or remedy.

20.10.2	a waiver of any right, power, privilege or remedy provided by this Agreement shall not constitute a waiver of any other breach or default by the other party and shall

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not constitute a continuing waiver of the right, power, privilege or remedy waived or a waiver of any other right, power, privilege or remedy.

20.10.3
any single or partial exercise of any right, power, privilege or remedy arising under this Agreement shall not preclude or impair any other or further exercise of that or any other right, power, privilege or remedy.

20.11	Law and Jurisdiction

This Agreement shall be governed by and construed in accordance with English law. Each of the parties irrevocably submits to the exclusive jurisdiction of the courts of England and Wales to settle any dispute arising out of or in connection with this Agreement.

20.12	MSX Process Agent

20.12.1
MSX hereby irrevocably appoints MSX International Limited of Lexden House, London Road, Colchester, Essex, CO3 4DB as its agent to accept service of process in England in any legal action or proceedings arising out of this Agreement, service upon whom shall be deemed completed whether or not forwarded to or received by MSX.

20.12.2
If such process agent ceases to be able to act as such or to have an address in England, MSX irrevocably agrees to appoint a new process agent in England acceptable to the Purchaser and to deliver to the Purchaser within 20 Business Days a copy of a written acceptance of appointment by the process agent.

20.12.3	Nothing in this Agreement shall affect the right to serve process in any other manner permitted by law.

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This Agreement is executed as a deed by the parties and is delivered and takes effect on the date at the beginning of this Agreement.

/s/ Frederick K. Minturn

/s/ Stewart Garnett

Executed as a Deed by Frederick K. Minturn (a director) and Stewart Garnett (a director) on behalf of MSX INTERNATIONAL LIMITED:

/s/ Peter Rawson

Executed as a Deed by Peter Rawson on behalf of ARRK TECHNICAL SERVICES LIMITED:

/s/ Frederick K. Minturn

Executed as a Deed by Frederick K. Minturn on behalf of MSX INTERNATIONAL INC:

/s/ Abhilash Katkoria

Executed as a Deed by Abhilash Katkoria on behalf of ARRK PRODUCT DEVELOPMENT LIMITED:

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